Exhibit 99.1

ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Financial Statements

December 31, 2003

(with Independent Accountants' Report thereon)

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REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Allied Bancshares, Inc.

We have audited the accompanying balance sheet of Allied Bancshares, Inc. (a development stage corporation) (the "Company") as of December 31, 2003, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from June 4, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allied Bancshares, Inc. as of December 31, 2003 and the results of its operations and its cash flows for the period from June 4, 2003 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Allied Bancshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

s/Portle Keadle Moore, LLP

Atlanta, Georgia

February 4, 2004

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ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Balance Sheet

December 31, 2003

Assets

Cash	$1,507
Restricted cash	4,054,900
Fixed assets, net of depreciation	52,984
Deferred offering expenses	75,109
Other assets	10,781

$4,195,281

Liabilities and Stockholder's Deficit

Subscribers' deposits	$4,054,900
Line of credit	488,196
Accrued expenses	7,856

Total liabilities	4,550,952

Stockholder's deficit:
Common stock, $.10 par value, 10,000,000 shares authorized;
1 share issued and outstanding	-
Additional paid-in capital	10
Deficit accumulated during the development stage	(355,681)

Total stockholder's deficit	(355,671)

$4,195,281

See accompanying notes to financial statements and independent accountants' report.

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ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Operations

For the Period from June 4, 2003

(inception) to December 31, 2003

Expenses:
Salaries and benefits	$227,409
Legal and consulting	40,546
Office expenses	31,262
Regulatory fees	25,350
Interest expense and loan fees	5,627
Other expenses	25,487

Net loss	$355,681

 See accompanying notes to financial statements and independent accountants' report.

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ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Changes in Stockholder's Deficit

For the Period from June 4, 2003

(inception) to December 31, 2003

			Deficit
			Accumulated
		Additional	During the
	Common	Paid In	Development
	Stock	Capital	Stage	Total

Issuance of common stock to organizer	-	$ 10		$ 10

Net loss	-		$(355,681)	(355,681)

Balance, December 31, 2003	-	$ 10	$(355,681)	$(355,671)

 See accompanying notes to financial statements and independent accountants' report.

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ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Cash Flows

For the Period from June 4, 2003

(inception) to December 31, 2003

Cash flows from operating activities:
Net loss	$(355,681)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,270
Other assets	(10,781)
Accrued expenses	7,856

Net cash used in operating activities	(353,336)

Cash flows from investing activities:
Purchase of fixed assets	(58,254)
Deferred operating expenses	(75,109)

Net cash used in investing activities	(133,363)

Cash flows from financing activities:
Proceeds from line of credit	488,196
Proceeds from issuance of stock	10

Net cash provided by financing activities	488,206

Net change in cash	1,507

Cash at beginning of period	-0-

Cash at end of period	$1,507

Supplemental disclosure of amounts paid for interest	$3,157
Supplemental disclosure of subscribers deposits and restricted cash	$4,054,900

See accompanying notes to financial statements and independent accountants' report.

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ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements

(1) Organization

Allied Bancshares, Inc. (the "Company") was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of First National Bank of Forsyth County (the "Bank") (Proposed), which will operate in Forsyth and Hall counties in Georgia. The organizers of the Bank filed an application to charter the Bank with the Office of the Comptroller of Currency on August 4, 2003. Also on August 4, 2003, the organizers filed an application with the Federal Deposit Insurance Corporation for insurance on the deposits of the Bank. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in April of 2004.

Operations through December 31, 2003 relate primarily to expenditures by the organizers for incorporating and organizing the Company and the Bank. All expenditures by the organizers are considered expenditures of the Company.

The Company plans to raise $15,000,000 through an offering of its common stock at $10 per share, of which at least $8,800,000 will be used to capitalize the Bank. The organizers and directors have subscribed for $3,334,280 (333,428 shares) of the Company's stock.

In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10 per share will be issued to the organizers. Each organizer will be awarded one warrant for each share purchased. However, the total warrants issued will not exceed 20% of the outstanding stock upon completion of the offering. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering and expire ten years after the date of grant.

(2) Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to use estimates and assumptions that affect the financial statements. Actual results could differ from these estimates.

Organization Costs

Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

Deferred Offering Expenses

Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital. As of December 31, 2003, deferred offering expenses amounted to $75,109.

Pre-Opening expenses

Costs incurred for overhead and other operating expenses are included in the current period's operating results.

Net Loss Per Common Share

Net loss per common share is not presented due to the fact that such information would not be meaningful.

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ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements, continued

(2) Summary of Significant Accounting Policies, continued

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3) Liquidity and Going Concern Considerations

The Company incurred a net loss of $355,681 for the period from June 4, 2003 (inception) to December 31, 2003. At December 31, 2003, liabilities exceeded assets by $355,671.

At December 31, 2003, the Company is funded by a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations. Commencing banking operations is dependent on successfully obtaining final regulatory approvals.

To provide permanent funding for its operation, the Company has offered 1,500,000 shares of its $.10 par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's Common stock will be paid from the gross proceeds of the offering. The share issued, which is outstanding at December 31, 2003, will be redeemed concurrently with the consummation of the offering.

(4) Restricted Cash and Subscribers' Deposits

Restricted cash of $4,054,900 at December 31, 2003 represents amounts deposited by the Company in connection with its initial stock offering. Subscribers' deposits represent amounts deposited with the Company by potential common stock shareholders. The offering minimum of $9,000,000 has been raised.

(5) Lines of Credit

Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $600,000 line of credit with a bank. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of June 2004 and interest payable monthly, calculated at the prime interest rate less 100 basis points.

The Company has entered into a $400,000 line of credit with a bank that will be used to fund premises and equipment purchases. The terms of this line of credit, which is guaranteed by the organizers, includes a maturity of October 2004 and interest payable monthly, calculated at the prime interest rate less 100 basis points. There are no outstanding borrowings from this line of credit at December 31, 2003.

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ALLIED BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements, continued

(6) Commitments and Related Party Transactions

The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of three years. The agreement provides for a base salary, an incentive bonus based on the Company's performance, restricted stock, stock options and other perquisites commensurate with his employment.

The Company has entered into an agreement with a company that is owned by one of the organizers of the Company for consulting services assisting in organizing the Bank. The Company has paid $35,000 for these services as of December 31, 2003.

The Company has entered into an agreement to acquire a parcel of land in Forsyth County, Georgia that will be used for the Bank's main office. In exchange for land, the Company will issue 85,000 shares of common stock to the owner of the land. The Company has obtained a third party appraisal related to this exchange that resulted in an "as is" value of $850,000.

(7) Income Taxes

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2003:

Deferred tax asset relating to pre-opening expenses	$135,159
Less valuation allowance	(135,159)
Net deferred taxes	$-

The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

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